Exhibit II

CERTIFICATE OF CONVERSION

OF

CAPITAL PRODUCT PARTNERS L.P.

TO

CAPITAL CLEAN ENERGY CARRIERS CORP.

UNDER SECTION 132 OF THE BUSINESS CORPORATIONS ACT

AND SECTION 27 OF THE LIMITED PARTNERSHIP ACT

The undersigned, Capital GP L.L.C., the general partner of Capital Product Partners L.P., a Marshall Islands limited partnership (the “Limited Partnership”), and an authorized person of the Limited Partnership, on behalf of the Limited Partnership, for the purpose of converting the Limited Partnership into a corporation hereby certifies that:

1.	The Limited Partnership was formed on January 16, 2007 as a Marshall Islands limited partnership. The Limited Partnership is currently a Marshall Islands limited partnership.

2.	The name of the Limited Partnership immediately prior to converting into a Marshall Islands corporation is: Capital Product Partners L.P. The Limited Partnership has never had any other name.

3.

The name of the corporation into which the Limited Partnership shall be converting, as set forth in the Articles of Incorporation filed in accordance with subsection (2) of Section 132 of the Business Corporations Act is: Capital Clean Energy Carriers Corp.

4.

The address of the registered agent in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the registered agent at such address is The Trust Company of the Marshall Islands, Inc.

5.	The conversion has been approved in accordance with the provisions of the Business Corporations Act and the Limited Partnership Act.

6.	This Certificate of Conversion shall be effective on [•], 2024.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on this ____ day of _________________, 2024.

CAPITAL GP L.L.C.

By:
Name:
Title:

[Signature Page to Certificate of Conversion]